Exhibit (c)(6)

The following exhibit has been edited solely to remove the actual names of the potential bidders.

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[LOGO]

DRAFT

Presentation to the Board of RRR

28-July-2006

Table of Contents

I.	Process Update

II.	Summary of Initial Proposals

The following pages contain material provided to the Board of Directors of RRR (“RRR”) by Citigroup Global Markets Inc. (“Citigroup”) and Goldman Sachs (“GS”) in connection with the Board’s strategic evaluation process. No third party may rely upon or use the following materials nor may such materials be used for any other purpose. The accompanying material was compiled or prepared on a confidential basis solely for the benefit and use of the Board of Directors of RRR in connection with the oral briefing being provided by Citigroup and GS in connection therewith and not with a view toward public disclosure under any securities laws or otherwise. The information contained in this material was obtained from RRR and other sources. Any estimates and projections contained herein have been prepared or adopted by the management of RRR, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citigroup and GS do not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing this material, Citigroup and GS, with your consent, assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citigroup and GS and upon the assurances of the management of RRR that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citigroup or GS. This material was not prepared for use by readers not as familiar with the businesses and affairs of RRR as the Board of Directors of RRR and, accordingly, none of RRR, Citigroup, GS or any of their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Board of Directors of RRR. This material is necessarily based upon information available to Citigroup and GS, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup and GS as of the date of the material. Citigroup and GS do not have any obligation to update or otherwise revise the accompanying material. This material may not be reproduced, disseminated, quoted or referred to, in whole or in part, or used for any other purposes, without the prior written consent of Citigroup and GS.

I.                                         Process Update

Recent Developments

On Monday, July 10, the Board of RRR authorized Management to explore a sale of the Company. Eight potential bidders were invited to join the process on Friday, July 14. On Thursday, July 20 the Board was posted as to current process status

•                  July 21 to July 27 – Continued financial and legal due diligence

•                  July 21 – Management meeting with Bidder D

•                  July 22

•             Merger agreement posted to online dataroom

•             Bidder B indicated that they will need to partner with Bidder A to move forward in the process

•                  July 26 – Bank of America equity research releases report on RRR sale process

•                  July 27 to July 28

•                  Received initial written bids from two bidders:  SL Green ($42.50) and Bidder K ($42.50)

•                  Subsequently SLG verbally bumped their bid to $43.50

•                  Citigroup and Goldman Sachs communicated with bidders the necessity to provide their highest bid

Summary of Process

As of July 28, 2006

	Proposed Price	Consideration
Bidder	Per Share	Stock	Cash	Financing

Bidder K(1)	$42.50	72.9%	27.1%	On Balance Sheet

SLG(2)	43.50	26.6	73.4	Merrill Lynch

Declined to Participate	No Bid Received	Other

Bidder E	Bidder A	Bidder I

Bidder G	Bidder D	Bidder F

Bidder C

Bidder B

(1)  Bidder K has offered $1.0 billion of their consideration in cash, which is 27.1% out of the total RRR equity consideration of $3.7 billion implied by a purchase price of $42.50

(2)  SLG written bid is $42.50 per share. SLG has verbally offered a price per share of $43.50. Consideration assumes $11.59 stock component per written offer, with the remainder to be paid cash

RRR Price / Volume

Since 7/10/06

[CHART]

Source:  Factset

Total Stock Return

Since 7/10/06

[CHART]

Source:  Factset

Note:  Total returns include dividends. Comparable Office REIT Index is a market-cap weighted index including AFR, BDN, BXP, CRE, CEI, CLI, EOP, MPG, SLG, TRZ, VNO

II.                                     Summary of Initial Proposals

Summary of Initial Written Proposals

	SL Green	Bidder K
Purchase Price	• $42.50 per share (SLG verbally increased their bid to $43.50)	• $42.50 per share

Consideration	• $30.91 in cash and 0.10387 of a share of SL Green common stock for each RRR common share or RRR OP unit ($30.91+ (0.10387*$111.59)) • No collar

•       $1 billion in cash (i.e., approx. $11.52 per share for each RRR common share or RRR OP unit), remainder in shares of common stock in Bidder K based on closing price on July 26, 2006 ($103.62)

•       Prepared to enhance proposal if RRR accepts convertible securities on market terms in lieu of a portion of the shares of Bidder K common stock

•       Alternatively, prepared to purchase RRR’s New York City assets (excluding the Long Island City asset) for $2.4 billion

OP Units	• Common units converted into right to receive that amount of merger consideration as if such units were converted into common stock prior to the effective time • Preferred units to remain outstanding	• Common units treated same as common stock • Preferred units to remain outstanding

Restricted Stock	• Restrictions on vesting terminated and awards converted into the right to receive the merger consideration	• Not specified

RSUs/PIUs	• Converted into right to receive that amount of merger consideration as if such units were converted into common stock prior to the effective time	• Not specified

Options	• Each outstanding RRR option would be given the right to receive an amount, in cash, equal to any excess of $42.50 over the exercise price of such an option	• Not specified

Dividend	• Regular quarterly dividend; no stub period dividend	• Not specified

Federal Income Tax Treatment	• Taxable	• Taxable

Source:  Bid letters and in the case of SLG, contract markup

	SL Green	Bidder K
Financing	• Merrill Lynch has completed internal approvals to provide debt financing. However this is not a condition to the transaction • Also anticipate repaying certain indebtedness of RRR

•       Proposal does not include a financing contingency

•       Expect to fund the cash portion of the transaction out of cash on hand, available sources and additional borrowings

•       Plan to refinance only the debt that holders have a right to require Bidder K to repurchase or repay as a result of the transaction but leave open the possibility of refinancing any or all of the debt

•       May sell certain properties from the RRR portfolio but these are yet to be identified

Termination Fee	• 3.5% plus expenses of $7 million plus documented financing fees and expenses	• TBD

Approval	• Offer approved by board • Final transaction to be approved by board	• All necessary internal approvals obtained

Other

•       Transaction will be subject to customary closing conditions

•       Do not anticipate that transaction will be subject to SL Green shareholders’ approval

•       Merger Agreement gives SLG the right to force unlimited number of asset sales by RRR or OP prior to the closing (as drafted, irrespective of whether the closing occurs)

•       Bidder K did not provide a contract markup

•       Proposed adding provision in merger agreement to provide Bidder K with the flexibility to achieve Section 1031 like-kind exchange treatment for Bidder K properties that may have been sold before closing and to give Bidder K the right to designate certain RRR properties to be purchased immediately prior to, but conditioned on, closing

Source:  Bid letters and in the case of SLG, contract markup

Recent REIT Transactions

AMLI
Pan Pacific	Bedford	Town &	Centerpoint	Residential
Bid at	Retail	Heritage	Trizec	CarrAmerica	Property	Country	Properties	Properties	CRT
$43.50	Properties	Properties	Properties	Realty	Investors	Arden Realty	Trust	Trust	Trust	Properties

Announcement Date	7/10/2006	7/10/2006	6/5/2006	3/6/2006	2/10/2006	12/22/2005	12/19/2005	12/7/2005	10/24/2005	6/17/2005

Premium on Announcement(1)	-2.4%	0.0%	3.3%	17.9%	8.9%	10.5%	-3.7%	35.1%	9.6%	20.7%	15.4%

Premium to 30-day Average(1)	6.8%	3.7%	7.2%	21.1%	17.3%	18.2%	-1.3%	35.1%	10.0%	19.9%	19.4%

Premium to 90-day Average(1)	5.8%	4.6%	0.3%	19.3%	25.3%	19.0%	7.9%	40.1%	15.3%	20.1%	22.7%

Premium to 52-Week High(1)	-5.7%	-5.1%	-10.2%	10.1%	7.9%	9.9%	-4.0%	31.4%	0.1%	13.0%	15.4%

Premium to Street Average NAV(2)	9.5%	-1.2%	-7.9%	12.7%	17.4%	27.1%	17.0%	33.8%	42.4%	2.0%	15.8%

Premium to Green Street NAV(3)	8.7%	3.6%	-6.8%	7.4%	11.2%	NA	10.4%	24.7%	57.2%	2.0%	NA

Implied Forward FFO Multiple(4)	18.4	x	17.5	x	13.3	x	17.7	x	17.0	x	17.3	x	17.7	x	21.0	x	17.9	x	17.9	x	13.6	x

(1)       Source: FactSet. RRR data based on closing prices on July 27, 2006

(2)       Source: SNL DataSource & Green Street Advisors

(3)       Per Green Street Advisors research reports

(4)       Based on IBES median forward FFO estimates at the time of announcement, except RRR 2006E FFO which is as per Management

Negative Premium on Announcement Transactions

US Targets with Transaction Value Greater Than $1.0 bn

					Closing Price
				Acquisition	One Day Prior
Date			Transaction	Price Per	to
Announced	Target Name	Acquiror Name	Value ($mm)	Share	Announcement	Discount
7/16/2001	Expedia Inc	USA Networks Inc	$1,372.0	$39.54	$48.70	(18.8)%
7/13/2004	National Processing Inc	Bank of America Corp	1,135.9	26.60	29.40	(9.5)
10/4/2002	JDN Realty Corp	Developers Diversified Realty	1,041.8	11.11	12.13	(8.4)
1/29/2001	Dallas-Semiconductor Corp	Maxim Integrated Products Inc.	1,368.1	24.88	26.81	(7.2)
1/31/2005	AT&T Corp.	SBC Communications Inc.	21,699.6	18.41	19.71	(6.6)
10/3/2005	Dex Media Inc.	RH Donnelley Corp.	9,669.7	27.58	28.90	(4.6)
5/4/2004	Evergreen Resources Inc.	Pioneer Natural Resources Co.	2,043.1	39.00	40.63	(4.0)
12/22/2005	Arden Realty Inc.	GE Capital Real Estate	4,633.9	45.25	46.99	(3.7)
4/1/2002	Trendwest Resorts	Cendant Corp	1,008.2	23.34	24.02	(2.8)
6/27/2003	Roslyn Bancorp Inc.	New York Community Bancorp	1,614.4	20.33	20.85	(2.5)
1/23/2004	Union Planters Corp.	Regions Financial Corp.	5,846.1	30.58	31.36	(2.5)
5/25/2006	AmSouth Bancorp	Regions Financial Corp.	10,020.8	28.33	28.90	(2.0)
11/17/2003	Travelers Ppty Casualty Corp.	St Paul Cos Inc.	16,136.1	15.94	16.03	(0.6)
11/18/2001	Conoco Inc.	Phillips Petroleum Co Inc.	24,785.5	24.24	24.30	(0.3)

				High		(18.8)%
				Low		(0.3)
				Mean		(5.3)

(1)  Source: SDC as of July 27, 2006. Represents deals wherein a target is domiciled in the US, and Transaction Value is greater than $1.0 bn

Comparative Case Study: Impact of Merger Speculation

Arden Realty – Announced 12/22/05

ARI: 9/30/05 to 12/20/05

[CHART]

•                  Discount to 1 Day Prior to Announcement: -3.7%

•                  Premium from Undisturbed Price (09/30/2005)(3): 9.9%

•                  Stock Ramp Up from 09/30/2005 to 1 Day Prior: 14.1%

RA: 7/13/06 to 7/28/06(2)

[CHART]

•                  Discount to 1 Day Prior to Announcement: -2.1%

•                  Premium from Undisturbed Price (07/13/2006)(4): 6.3%

•                  Stock Ramp Up from 7/13/2006 to 1 Day Prior: 8.6%

(1)       Source:  Factset

(2)       Represents intraday price on 7/28/06

(3)       Based upon 9/30/05 Green Street Advisors research report released on potential Arden transaction

(4)       Based upon 7/13/06 reference of possible RRR acquisition on Kramer’s “Mad Money” program

Management NAV Analysis

Note:  Pro Forma for Sale of Tranche III to LPT

($ and SF in millions, except per share and per SF amounts)

					Pro Rata
				Pro Rata	Share of	Implied
		Current	Pro Rata	Share of	Capitalized	Cap
State	Asset Pool	Ownership	Sq. Ft.	2007E NOI (1)	NOI 1 (2)	Rate (1)	Value
Connecticut	Strategic	87.6%	1.1	$18.6	$18.8	6.25%	$300.2
	A-LPT	25.0	0.2	2.1	2.5	8.27	30.7
Long Island	Strategic	90.2	2.9	45.3	43.8	6.64	660.2
	Core Plus	100.0	0.7	9.8	10.7	7.40	144.1
	A-LPT	25.0	0.3	4.6	4.2	6.62	63.2
New Jersey	Strategic	88.3	0.9	20.6	22.7	6.11	371.2
	Core Plus	100.0	1.4	16.9	16.8	6.75	248.4
	A-LPT	25.0	0.1	1.9	1.9	7.84	23.7
New York		69.9	3.8	102.4	105.8	5.33	1,986.5
Westchester	Strategic	100.0	1.8	28.9	30.8	6.29	490.1
	Core Plus	94.7	1.8	23.2	28.2	6.43	439.1
	A-LPT	25.0	0.2	3.1	3.1	8.25	37.1
GROSS REAL ESTATE VALUE		76.0%	15.3	$277.3	$289.2	6.03%	$4,794.4
Inactive Development Properties (3)							$101.7
Active Developmental Properties (4)							96.6
Investments in RSVP							55.2
Investment in JVs							5.0
Investments in Notes Receivable							169.0
Cash and Cash Equivalents (5)							52.7
Tenant Receivables							16.3
Prepaid Expenses and Other Assets (6)							45.8
Contract Deposits							0.3
FF&E							12.9
Value of Australia LPT Management							11.0
Total Other Assets							$566.5
GROSS ASSET VALUE							$5,360.9
Mortgage Debt (pro rata share)							$346.1
Fixed Rate Senior Unsecured							972.9
Convertible Debentures							318.4
Variable Rate Credit Facility							92.0
Unconsol. JV Debt (pro rata share)							181.5
Preferred Stock (@ liquidation)							1.2
Other Liabilities							185.0
TOTAL LIABILITIES (7)							$2,097.1
NET ASSET VALUE							$3,263.8
Diluted Shares and Units Outstanding							86.8
NET ASSET VALUE PER SHARE							$(37.59)

Footnotes

Note: Reflects Tranche III assets at 25% ownership interest and TIAA JV assets at current ownership interest (51%)

(1)       Per Management estimates

(2)       Represents NOI for year in which property achieves stabilization, per Management estimates

(3)       Assumes a multiple of 1.25x cost, except for Giralda Farms - Chatham, which is valued at 2.00x cost

(4)       Represents the NPV of the 3 active development properties (7 Landmark Square, University Square and 103 Corporate Drive) at a discount rate of 15.0% per Management estimates. Reckson Executive Park 7, 4 Giralda Farms - Madison and 11 Giralda Farms - Chatham are valued at $60.00 PSF per Management estimates

(5)       3/31/06 cash balance adjusted for the sale of 75% interest in Tranche III assets to AUS LPT for net proceeds of $36.2mm, net cash outflows of $18.4mm related to development projects during the remainder of 2006 and $7.8 mm of other estimated transaction related disbursements

(6)       Reflects reduction in other assets of $88.0mm related to cash used to reduce the line of credit balance at 3/31/06 from $180.0mm to $92.0mm. Other assets is also reduced by non cash items totaling $46.0mm per Management estimates

(7)       Includes pro rata share of consolidated and unconsolidated mortgage debt, unsecured debt, convertible debentures, and line of credit totaling $1,910.9 mm. Also includes preferred stock of $1.2mm and Other Liabilities consisting of accrued expenses, deferred revenue and dividends payable totaling $185.0mm

Summary of Research Analysts’ Ratings

		NAV
			Premium / (Discount) to	Target	2006E	2007E
Bank	Stock Rating	Estimate	NAV	Share Price	FFO	FFO	Date
Deutsche Bank Securities	Buy	—	—	$46.00	$2.40	$2.70	7/19/06
Banc of America Securities	Buy	41.66	6.9%	45.00	2.37	2.64	7/26/06
RBC Capital Markets	Buy	40.00	11.4%	42.00	2.37	2.71	5/19/06
J.P. Morgan Securities Inc.	Buy	—	—	—	2.35	2.62	5/5/06
Goldman, Sachs & Co.	Hold	—	—	—	2.34	2.72	5/5/06
Green Street Advisors	Sell	40.00	11.4%	38.45	2.33	2.67	5/4/06
Merrill Lynch & Co.	Hold	38.00	17.2%	—	2.27	2.70	5/26/06
Citigroup Investment Research	Sell	39.99	11.4%	36.00	2.25	2.60	7/24/06
Stifel Nicolaus & Co.	Buy	38.76	14.9%	—	2.24	2.64	6/12/06
Average / Consensus		$39.74	12.1%	$41.49	$2.32	$2.67

Source: As per SNL DataSource as per 7/27/06

Shares Traded at Various Prices

RRR Stock Price by Volume – Year to Date

[CHART]

Source: Factset

RRR Price / Volume

Year to Date

[CHART]

Source: Factset

Total Stock Return

Year to Date

[CHART]

Source:  Factset

Note:  Total returns include dividends. Comparable Office REIT Index is a market-cap weighted index including AFR, BDN, BXP, CRE, CEI, CLI, EOP, MPG, SLG, TRZ, VNO